Exhibit 99.1

       PolyMedica Reports Results for Fiscal 2007 First Quarter


    WAKEFIELD, Mass.--(BUSINESS WIRE)--July 26, 2006--PolyMedica
Corporation (NASDAQ:PLMD):

     Highlights:

    -- Revenues from continuing operations for the first quarter of fiscal 2007 were $155.9 million, a 52% increase over the prior year quarter and 11% over the sequential quarter;

    -- Earnings per share of $0.33, excluding the impact of stock compensation expense;

    --  Operating cash flow was $16.8 million in the first quarter;

    -- Diabetes patients increased to 888,000, representing growth of 24% from one year ago;

    -- During the quarter, the Company acquired certain assets of three diabetes companies serving over 23,000 patients and, subsequent to quarter end, completed two additional acquisitions totaling nearly 10,000 patients;

    -- Pharmacy revenue was $42.1 million, an increase of 118% over the first quarter of last year and 40% over the sequential quarter; and,

    -- To date, the Company's investment in the Medicare Prescription Drug Program (Part D) initiative has resulted in offering prescription drug services to approximately 62,000 patients.

    PolyMedica Corporation (NASDAQ: PLMD) today reported revenue growth of 52% to $155.9 million in the first fiscal quarter of 2007, compared with $102.5 million for the same period last year. Income from continuing operations, net of taxes, for the quarter was $5.9 million, or $0.25 per diluted share. The financial results for the quarter ended June 30, 2006, were impacted by the required adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payment," which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company recognized $3.0 million of pre-tax compensation expense ($1.9 million after taxes, or $0.08 per diluted share) during the first quarter of fiscal 2007.
    The Company also announced today that its Board of Directors has declared a regular cash dividend for its fiscal 2007 first quarter of $0.15 per share of PolyMedica common stock. The dividend is payable on August 15, 2006, to shareholders of record at the close of business on August 4, 2006.
    Commenting on the Company's quarterly results, President and Chief Executive Officer Patrick Ryan said, "We are pleased to have met our financial goals in the first quarter while concentrating our efforts on the continued implementation of the Liberty Part D drug benefit program. More than 18,000 patients have enrolled in the Liberty Part D drug benefit program since our last conference call in May, bringing the total to almost 62,000 patients thus far, and we continue to have success in this area, enrolling one-third of the Liberty patients we contact. During the past six months, we have been focused on growth in our pharmacy, and we have made good progress. Our challenge, as we look ahead, is to translate our revenue growth into earnings growth. I am proud of our team's dedication to the Part D strategy and delivering on the value proposition to our patients."
    Mr. Ryan continued, "Executing on our Part D strategy continues to be a top priority; however, we also remain focused on growing our core diabetes business and are pleased with the addition of 54,000 new diabetes patients in the first quarter and net growth of 13,000 patients. Our direct-to-consumer model continues to provide a strong return on investment, and so far this fiscal year, we have supplemented our marketing programs with the acquisition of five diabetes supply companies that serve approximately 33,000 patients. Our financial position is strong, and we generated over $16 million in operating cash flow this quarter."

Results of Operations for the First Quarter
Net revenues:
                               Three Months Ended
                               ------------------
                               June 30,  June 30,     $         %
(in thousands)                   2006      2005     Change    Change
                               --------  --------  --------  --------
Diabetes                       $113,783   $83,170   $30,613       37%
Pharmacy                         42,106    19,358    22,748      118%
                               --------  --------  --------  --------
Net revenues                   $155,889  $102,528   $53,361       52%
                               ========  ========  ========  ========


    Net revenues in the first quarter of fiscal 2007 increased 52% to $155.9 million compared with $102.5 million for the same period last year. Diabetes revenue increased $30.6 million, or 37%, from last year due primarily to the 24% increase in patients. Pharmacy revenue increased $22.7 million, or 118%, from last year due to the enrollment of approximately 55,000 patients through June 30, 2006, into the Liberty Part D drug benefit program. The provision for sales returns and allowances in the fiscal first quarter of 2007 was $3.4 million, or 2.1% of gross revenues, compared with $3.7 million, or 3.5% of gross revenues, in the year ago period. The decrease in the percentage of sales returns and allowances to gross revenues this quarter was primarily attributable to the acquisition of National Diabetic Pharmacies (NDP) in fiscal 2006 and the revenue growth of the Pharmacy segment, both of which generate a lower rate of sales returns and allowances.



Gross Margin:
                               Three Months Ended
                               ------------------
                               June 30,  June 30,      $        %
(in thousands)                   2006      2005     Change    Change
                               --------  --------  --------  --------
Diabetes                        $63,605   $50,973   $12,632       25%
Pharmacy                          8,728     6,481     2,247       35%
                               --------  --------  --------  --------
Gross margin                    $72,333   $57,454   $14,879       26%
                               ========  ========  ========  ========



    Gross margin in the first quarter increased 26% to $72.3 million from $57.5 million for the same period last year. Diabetes gross margin increased $12.6 million and Pharmacy gross margin increased $2.2 million from last year. Gross margin was 46.4% of net revenues compared with 56.0% last year. Diabetes gross margin was 55.9% in the first quarter compared with 61.3% last year. The decrease in diabetes gross margin was primarily attributable to the acquisition in fiscal 2006 of NDP and Intellicare. These businesses report lower gross margin percentages than the Company's historical diabetes business. Pharmacy gross margin was 20.7% this quarter compared with 33.5% last year. The decrease in gross margin in the Pharmacy segment was due to the growth in net revenues attributable to the Liberty Part D drug benefit program that generates a lower gross margin than the historical pharmacy business and an increase in fulfillment costs.

    Selling, general and administrative expenses: The following table summarizes significant items included in the Company's selling, general and administrative expenses for the three months ended June 30, 2006 and 2005:



                                                   June 30,  June 30,
                                                     2006      2005
                                                   --------  --------
Employee compensation                               $19,963   $14,744
Direct-response advertising amortization             11,642     9,931
Depreciation expense                                  2,456     1,880
Amortization of intangible assets                     2,425     1,350
Provision for doubtful accounts                       5,397     4,572
Stock-based compensation                              3,014       171
Other                                                15,367     9,389
                                                   --------  --------
Selling, general and administrative expenses        $60,264   $42,037
                                                   ========  ========

As a percentage of net revenues                        38.7%     41.0%
                                                   ========  ========



    The $18.2 million increase in selling, general and administrative expense from last year related to increased headcount and other costs to implement the Liberty Part D drug benefit program, the acquisitions of NDP, Intellicare and certain assets of seven diabetes companies since June 30, 2005, the growth of the diabetes business and the inclusion of stock-based compensation in the financial statements.

    Balance Sheet and Cash Flow Highlights

    The Company's cash flows for the three months ended June 30, 2006 and 2005 included the following:



                                         Three Months Ended
                                         ------------------
                                         June 30,  June 30,     $
                                           2006      2005     Change
                                         --------  --------  --------
Cash flows from operating activities      $16,769   $16,949     $(180)
Cash flows from investing activities      (11,613)    5,132   (16,745)
Cash flows from financing activities      (11,669)   (3,986)   (7,683)
                                         --------  --------  --------
Net change in cash and cash equivalents    (6,513)   18,095   (24,608)
Beginning cash and cash equivalents         9,101    72,246   (63,145)
                                         --------  --------  --------
Ending cash and cash equivalents           $2,588   $90,341  $(87,753)
                                         ========  ========  ========

                                         Three Months Ended
                                         ------------------
                                         June 30,  June 30,     $
                                           2006      2005     Change
                                         --------  --------  --------
Purchase of property, plant
 and equipment                              $(444)  $(1,714)   $1,270
Purchase of patient lists
 and other contracts                      (11,169)      --    (11,169)
Direct response
 advertising expenditures                 (15,396)  (15,267)     (129)
Repayment of debt                         (10,000)      --    (10,000)
A/R days                                       58        56
Inventory days                                 36        58



    Days sales outstanding for the quarter decreased nine days from 67 days in the quarter ended March 31, 2006, to 58 days in the quarter ended June 30, 2006. The decrease in days sales outstanding resulted from the Company's focus on collecting receivables on billings, which was delayed due to the document re-verification process that began in fiscal 2005 and was completed in fiscal 2006. Although the Company anticipates continued improvement in accounts receivable collections, the Centers for Medicare and Medicaid Services (CMS) has notified all providers that, as part of the Deficit Reduction Act of 2006, payments on claims will be suspended between September 22-30, 2006. Accordingly, the Company expects days sales outstanding for the fiscal second quarter ending September 30, 2006, to be adversely impacted by this hold on payments. However, we expect to receive these held payments in the Company's fiscal third quarter. Inventory days on hand as of June 30, 2006, decreased eight days to 36 days compared with 44 days on March 31, 2006.



Diabetes Patients
                                                    Three     Twelve
                                                    Months    Months
                                                    Ended     Ended
                                                   June 30,  June 30,
                                                     2006      2006
                                                   --------  --------
Diabetes patients, beginning balance                875,000   717,000
New diabetes patients from marketing programs        46,000   193,000
New diabetes patients from acquisitions               8,000   142,000
Patient attrition                                   (41,000) (164,000)
                                                   --------  --------
Diabetes patients as of June 30, 2006               888,000   888,000
                                                   ========  ========

                                              Three Months Ended
                                         ----------------------------
                                         June 30,  March 31, June 30,
                                           2006      2006      2005
                                         --------  --------  --------
Acquisition cost per patient - Marketing     $336      $281      $370



    Conference Call and Replay

    PolyMedica management will host a conference call and live webcast today, Wednesday, July 26, 2006, at 11:00 a.m. Eastern time to discuss the Company's financial results. The number to call for this interactive conference call is 1-800-732-6079. A 90-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's website at www.polymedica.com or at www.earnings.com.

    About PolyMedica

    PolyMedica Corporation is at the forefront of the rapidly evolving disease management industry for people living with chronic conditions. For more than a decade, PolyMedica has been the nation's largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 888,000 active patients. The Company is expanding its portfolio of products and services, from patient education to prescription drugs, to help people better manage their conditions and maintain their health. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians' orders. More information about PolyMedica can be found on the Company's website at www.polymedica.com.

    This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, successful participation in new reimbursement programs, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006, and Quarterly Reports on Form 10-Q for the periods ended December 31, September 30 and June 30, 2005. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.




                        PolyMedica Corporation
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)

                               Three Months Ended
                               ------------------
                               June 30,  June 30,     $          %
                                 2006      2005     Change    Change
                               --------  --------  --------  --------
Net revenues                   $155,889  $102,528   $53,361      52.0%
Cost of sales                    83,556    45,074    38,482      85.4
                               --------  --------  --------

Gross margin                     72,333    57,454    14,879      25.9

Selling, general and
 administrative expenses         60,264    42,037    18,227      43.4
                               --------  --------  --------

Income from
 continuing operations           12,069    15,417    (3,348)    (21.7)
Interest (expense)/income
 and other                       (2,757)      313    (3,070)   (980.8)
                               --------  --------  --------

Income from continuing
 operations before
 income taxes                     9,312    15,730    (6,418)    (40.8)
Income tax provision              3,399     5,781    (2,382)    (41.2)
                               --------  --------  --------

Income from continuing
 operations, net of
 income taxes                     5,913     9,949    (4,036)    (40.6)
                               --------  --------  --------

Income from discontinued
 operations, net of
 income taxes                      --       2,211    (2,211)   (100.0)
                               --------  --------  --------

Net income                       $5,913   $12,160   $(6,247)    (51.4)
                               ========  ========  ========

Diluted earnings per share:
 Income from continuing
  operations, net of  taxes,
  per weighted average share      $0.25     $0.35    $(0.10)    (28.6)
 Income from discontinued
  operations, net of taxes,
  per weighted average share       --        0.08     (0.08)   (100.0)
                               --------  --------  --------
   Net income per weighted
    average share                 $0.25     $0.43    $(0.18)    (41.9)
                               ========  ========  ========

Weighted average shares,
 diluted                         23,538    28,443    (4,905)    (17.2)

                        PolyMedica Corporation
                      Consolidated Balance Sheets
                            (In thousands)

                                                   June 30,  March 31,
                                                     2006      2006
                                                   --------  --------
                                ASSETS

Current assets
 Cash and cash equivalents                           $2,588    $9,101
 Accounts receivable, net                            99,803   104,013
 Inventories                                         33,435    34,467
 Deferred income taxes                                4,334     4,334
 Income tax receivable                                2,433     6,662
 Prepaid expenses and other current assets           11,226     9,896
                                                   --------  --------

   Total current assets                             153,819   168,473

Property, plant and equipment, net                   62,592    64,678
Goodwill                                             64,508    64,488
Intangible assets, net                               35,972    27,228
Direct response advertising, net                     95,407    91,653
Notes receivable                                      9,579     9,548
Other assets                                          3,096     3,249
                                                   --------  --------

   Total assets                                    $424,973  $429,317
                                                   ========  ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses              $46,401   $46,533
 Current portion, capital lease obligations             587       596
 Current liabilities of discontinued operations         140       482
                                                   --------  --------

   Total current liabilities                         47,128    47,611

Capital lease and other obligations                     974     1,144
Credit facility                                     180,000   190,000
Deferred income taxes                                30,311    31,411
                                                   --------  --------

   Total liabilities                                258,413   270,166
   Total shareholders' equity                       166,560   159,151
                                                   --------  --------

   Total liabilities and shareholders' equity      $424,973  $429,317
                                                   ========  ========

                        PolyMedica Corporation
 Statement of Operations-Reconciliation of Non-GAAP Financial Measures
               (In thousands, except per share amounts)

                                              Three Months Ended
                                                June 30, 2006
                                         ----------------------------
                                         Reported   Stock-   Adjusted
                                           GAAP     Based    Non-GAAP
                                          Totals Compensation Totals
                                         --------  --------  --------
Income before income taxes                 $9,312    $3,014   $12,326
Income tax provision                        3,399     1,100     4,499
                                         --------  --------  --------
Net income                                 $5,913    $1,914    $7,827
                                         ========  ========  ========

Diluted earnings per share                  $0.25     $0.08     $0.33
                                         ========  ========  ========

Weighted average shares, diluted           23,538    23,538    23,538

We believe that referring to these non-GAAP totals facilitates a better understanding of our annual operating results.





    CONTACT: PolyMedica Corporation
             Investors: Keith W. Jones, 781-486-8111